EXHIBIT 99.1


APRIL 16, 2008 08:02 AM EASTERN DAYLIGHT TIME

NATIONAL COAL CORP. REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS

KNOXVILLE, Tenn.--(BUSINESS WIRE)--National Coal Corp. (Nasdaq:NCOC):

o        PRODUCTION INCREASED 1.6% FROM 1,329,068 TONS IN 2006 TO 1,350,911 TONS
         IN 2007

o 2007 REVENUES TOTALED APPROXIMATELY $92.8 MILLION, UP 6.0% FROM $87.5 MILLION IN 2006

o 2007 NET LOSS INCREASED 10.0% TO $25.8 MILLION FROM $23.4 MILLION FOR 2006 AND EBITDA FOR THE YEAR IMPROVED TO A NEGATIVE $823,000, FROM A NEGATIVE $1.1 MILLION IN 2006

o 617,549 TONS OF COAL SOLD DURING THE FOURTH QUARTER OF 2007 AT AN AVERAGE NET SALES PRICE OF $54.79 A TON, AN INCREASE OF $2.21 OVER THE SAME QUARTER IN 2006 ON 405,625 TONS SOLD

o REVENUES FOR FOURTH QUARTER 2007 TOTALED APPROXIMATELY $34.0 MILLION, UP 58% FROM $21.5 MILLION EARNED IN THE FOURTH QUARTER 2006, AND UP 63.0% FROM $20.9 MILLION REALIZED IN THE THIRD QUARTER 2007

National Coal Corp. (Nasdaq:NCOC), a Central and Southern Appalachian coal producer, reports that for the year ended December 31, 2007, it achieved total revenues of $92.8 million based primarily on the sale of 1,763,026 tons of coal. In the same prior year period, National Coal generated revenues of $87.5 million based primarily on the sale of 1,642,575 tons of coal.

During the three months ended December 31, 2007, the Company generated total revenues of $34.0 million, up 58% from $21.5 million during the year-ago period. These fourth quarter 2007 revenues were driven by the sale of 617,549 tons of coal versus 405,625 tons sold in the fourth quarter of 2006.

For the twelve months ended December 31, 2007, National Coal reports a net loss to common shareholders of $30.2 million or ($1.46) per share, versus a net loss to common shareholders of $24.5 million, or ($1.59) per share in 2006. For the same twelve-month period, the Company reports a negative EBITDA of approximately $823,000 versus a negative EBITDA of $1.1 million for 2006. For the three months ended December 31, 2007, National Coal reports a net loss of $6.2 million and a positive EBITDA of $2.1 million, versus a net loss of $7.7 million and a negative EBITDA of $1.5 million reported in the year-ago quarter. Fourth quarter EBITDA includes the positive results of National Coal of Alabama, which was acquired on October 19, 2007.

Daniel A. Roling, President and CEO of National Coal, said, "2007 was a difficult year for the Company; demand declined as customers drew down inventories and prices dropped. National Coal produced coal at levels well below its capacity and, as a result, absorbed significant idle facility costs. However, we were able to successfully complete a few major transactions that prepared us to take advantage of the stronger market we have to look forward to in 2008."

FOURTH QUARTER 2007 RESULTS

For the three months ended December 31, 2007, total revenues of $34.0 million were based primarily on the sale of approximately 617,549 tons of coal at an average net sales price of $54.79 per ton. Total revenues for the same period in 2006 totaled $21.5 million and were based primarily on the sale of approximately 405,625 tons of coal at an average net sales price of $52.54 per ton. The Company had a net loss for the quarter of $6.2 million versus a net loss of $7.7 million in the year-ago quarter.

"Fourth quarter results reflect a meaningful improvement from prior quarters as a result of the strong performance of National Coal of Alabama. As a result, the Company achieved positive EBITDA of $2.1 million during the quarter. Also, the Company signed three new sales contracts during December, which set the stage for a much improved outlook for 2008," explained Roling.

During the fourth quarter, the average selling price per ton of coal sold increased $2.53 from the third quarter, while the average cost of sales decreased by $1.40 per ton. Both the increase in per ton revenue and the decrease in average cost of sales were due to the higher selling prices and operational efficiencies at National Coal of Alabama.

FULL YEAR 2007 RESULTS

During 2007, the Company invested a total of $10.8 million in capital expenditures for equipment and mine development, a decrease of 56% from the $24.8 million invested during 2006, but significantly higher than the original planned investment of $2.7 million. The increase was primarily due to the opening of one new mine and the purchase of related equipment.

Costs increased during 2007 on average by $0.79 per ton, while selling prices declined $0.69 per ton. As a result of the deteriorating market conditions, the Company reduced production at its Tennessee and Kentucky operations during the first half of the year. However, with some visible market improvement in the third quarter, the decision was made to open one new mine during the third quarter.

The Company's Tennessee and Kentucky operations produced 172,192 fewer tons in 2007 than in 2006 relying instead on increased purchases of coal from third parties. As a result, overall production costs at these operations decreased $2.3 million, offset by a $0.8 million increase in the cost of purchased coal. National Coal experienced significant increases in the prices paid for products and services used in operations such as diesel fuel, tires, blasting services, roof bolts, health insurance, workers' compensation costs, and the per ton fees paid to contract miners. However, by placing less reliance on contract miners and producing more tons on owned reserves in the New River Tract, which do not result in royalty payments to lessors, the Company was able to minimize the effect of these increases on its per ton cost of sales to only $0.09, excluding a $1.05 per ton increase in the cost of sales effect of purchased coal.

Liquidity continued to be a challenge during 2007 and required careful management. At December 31, 2007, the Company had cash and cash equivalents of approximately $9.9 million, negative working capital of approximately $6.1 million, and cash flows used in operations of approximately $8.1 million for the year then ended. The Company's operations have not generated positive cash flows and the ability to do so during 2008 is not assured. In order to fund general operating and working capital needs during 2007, and into 2008, National Coal raised funds through the sale of three million shares of common stock on February 28, 2007 at $4.65 per share for a total of $13.95 million; 200,000 shares on October 19, 2007 at $3.00 per share for a total of $600,000; and two million shares of common stock on December 28, 2007 at an average price of $4.00 per share for a total of $8.0 million. National Coal also sold 3.9 million shares of common stock on October 19, 2007, for $11.6 million which was used in the acquisition of Mann Steel Products, Inc.

"National Coal's 2007 financial results showed marginal improvement versus the prior year, however, a significant portion of those improved results were achieved as a result of the acquisition of National Coal of Alabama," said Roling. "With the opening of a new mine in Kentucky and returning some idle equipment to work during the latter part of the year, the outlook for the Company began to improve."

2007 - A REVIEW

To say that 2007 was a challenge for the Company would be accurate. Weak coal industry fundamentals dominated most of the year. It was only towards the end of the year that the outlook began to improve. Management worked diligently to grow the Company in 2007. Production was scaled back, reducing maintenance and capital requirements and conserving the Company's coal assets for higher prices in the future.

The major undertakings by management during 2007 included opening one new mine late in the year, adding to the Company's reserve base, and acquiring the Alabama operations while focusing on reducing costs. Sales were also an area of intense focus despite limited demand from customers, and reductions in their inventories. The opportunity to reach attractive sales agreements with customers was limited until the fourth quarter at which time the Company signed three new contracts.

The focus on adding to the Company's reserve base during 2007 was successful as it increased the reserve base from the prior year in Tennessee and Kentucky. However, with the sale of Pine Mountain in Kentucky during November, those reserves declined. Total reserves did increase from 36.2 million tons to 37.4 million tons, after taking into account both the sale of Pine Mountain and the acquisition of the Company's Alabama operations. As of December 31, 2007, active mines include two underground mines, six surface mines, and two highwall mines. Active support facilities include two preparation plants and two train loading facilities.

A BRIEF REVIEW OF KEY EVENTS THAT HAD A MAJOR IMPACT ON THE COMPANY IN 2007:

o In December 2007, the Company announced the signing of three new sales contracts with key customers, bringing committed sales for 2008 to over
         2.0 million tons. The new contracts vary in length from one to three years.

o In October 2007, the Company completed the acquisition of Alabama-based Mann Steel Products, Inc. for $58.7 million. The acquisition of Mann Steel adds about one million tons of annual capacity to National Coal's existing capacity. Mann Steel produces about one million tons of steam and industrial coal for the domestic market. Mann Steel Products has been renamed National Coal of Alabama, Inc.

o During 2007 a total of 9.1 million shares of common stock were sold in private placements raising a total of $34.15 million. Four institutional investors participated in these placements along with Daniel A. Roling, President and CEO of National Coal.

2008 OUTLOOK

Coal market fundamentals have improved markedly during 2008. The improvement has been reflected in significantly higher prices, a recovery in demand, and concerns about supply. The available supply of coal to the domestic market is expected to be adequate to meet customer needs. However, international demand continues to increase, and the excess capacity that has existed in the United States for the past twenty-five years is all but depleted. In addition, higher costs and a heightened regulatory environment have contributed to growing uncertainty regarding the ability of producers to increase production.

At the end of the first quarter of 2008, National Coal completed the sale of the Straight Creek coal assets located in Kentucky for $11.0 million in cash to Xinergy Corp. "This transaction improves our liquidity and allows us to narrow our focus to our other properties in order to meet the growing demand for coal," said Roling. The Company used $10.0 million of the proceeds to repay its 12%, $10 million senior secured term loan scheduled to mature in December 2008. In addition to the $11 million received from the sale, this transaction returns to the Company approximately $7.4 million in cash pledged to secure reclamation bonds and other liabilities, relieves the Company of $3.6 million of reclamation liabilities, and $2.7 million of equipment related debt.

National Coal recently negotiated a new contract for the sale of 2.0 million tons of coal to be delivered over the next five years to one of its customers. This new contract requires the Company to increase its production in Tennessee in a meaningful manner. This opportunity will allow National Coal to open new mines and restart a number of idle facilities, including the Baldwin preparation plant and its railroad. In conjunction with the new contract, the Company successfully renegotiated an existing coal supply agreement which resulted in an increase in the selling price, pending final approval. It's the Company's belief that given the current strong coal market, further opportunities also exist to revisit existing coal supply agreements.

Looking forward into 2008, National Coal's operating plan includes cash receipts from sales committed under contracts or open purchase order arrangements with long time customers and the release of restricted cash from the March 31, 2008 sale of its Southeast Kentucky properties, which should be adequate to cover all planned commitments. However, should those events not occur the Company may not be able to execute its operating plan. Accordingly, it may not be able to meet its liquidity requirements and may need to raise additional cash or discontinue operations at some of its facilities. There are no assurances that efforts to raise additional cash would be successful or that discontinued operations would generate adequate savings to meet the Company's obligations.

Even though the current coal market is strong, as is the outlook, the first quarter has been very challenging. Operations have been impacted by a number of events including heavy rains in both Tennessee and Alabama, cessation of operations due to the ending of an agreement with a contract miner - which has since been resolved, and the breakdown of the Company's dragline which may remain idle through the second quarter. In addition, the impact of the new and renegotiated contracts will begin during the second quarter.

Given the current strong market for coal we plan to increase coal production through internal expansion. Accordingly, the Company intends to make approximately $16 million in capital expenditures during 2008 to expand operations, and an additional approximately $1.2 million to maintain existing assets.

At present, National Coal has total committed tonnage of approximately 6.1 million tons through 2012 at an average price of $65.76 per ton. A significant portion of these tons are committed for 2008 - 2.3 million at $62.25 per ton, and 2009 - 2.0 million at $65.98. Management believes that the market will remain firm for the foreseeable future and is committed to meet the strong, visible growth ahead. "Our plans are to continue to grow the Company, with organic growth clearly visible at present," said Roling.

ABOUT NATIONAL COAL CORP.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly-owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information visit HTTP://WWW.NATIONALCOAL.COM/.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INCLUDE INFORMATION RELATING TO FUTURE EVENTS AND FUTURE FINANCIAL AND OPERATING PERFORMANCE. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE ANTICIPATED BENEFITS OF CAPITAL IMPROVEMENTS AND NEW MINES AND AN ANTICIPATED STRENGTHENING COAL MARKET IN THE FUTURE. FORWARD-LOOKING STATEMENTS SHOULD NOT BE READ AS A GUARANTEE OF FUTURE PERFORMANCE OR RESULTS, AND WILL NOT NECESSARILY BE ACCURATE INDICATIONS OF THE TIMES AT, OR BY WHICH, THAT PERFORMANCE OR THOSE RESULTS WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION AVAILABLE AT THE TIME THEY ARE MADE AND/OR MANAGEMENT'S GOOD FAITH BELIEF AS OF THAT TIME WITH RESPECT TO FUTURE EVENTS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL PERFORMANCE OR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR SUGGESTED BY THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO: (I) THE WORLDWIDE DEMAND FOR COAL; (II) THE PRICE OF COAL; (III) THE PRICE OF ALTERNATIVE FUEL SOURCES; (IV) THE SUPPLY OF COAL AND OTHER COMPETITIVE FACTORS; (V) THE COSTS TO MINE AND TRANSPORT COAL; (VI) THE ABILITY TO OBTAIN NEW MINING PERMITS; (VII) THE COSTS OF RECLAMATION OF PREVIOUSLY MINED PROPERTIES; (VIII) THE RISKS OF EXPANDING COAL PRODUCTION; (IX) THE ABILITY TO BRING NEW MINING PROPERTIES ON-LINE ON SCHEDULE; (X) INDUSTRY COMPETITION; (XI) OUR ABILITY TO CONTINUE TO EXECUTE OUR GROWTH STRATEGIES; AND (XII) GENERAL ECONOMIC conditions. THESE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, WHICH SHOULD BE READ IN CONJUNCTION HEREWITH FOR A FURTHER DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE. YOU SHOULD NOT PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. WE ASSUME NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING FORWARD-LOOKING INFORMATION, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE SECURITIES LAWS. IF WE DO UPDATE ONE OR MORE FORWARD-LOOKING STATEMENTS, NO INFERENCE SHOULD BE DRAWN THAT WE WILL MAKE ADDITIONAL UPDATES WITH RESPECT TO THOSE OR OTHER FORWARD-LOOKING STATEMENTS.

NATIONAL COAL CORP.
CALCULATION OF EBITDA
(UNAUDITED)
(DOLLARS IN THOUSANDS)


EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income. We present EBITDA to enhance understanding of our operating performance. We use EBITDA as criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to EBITDA:


                                THREE MONTHS ENDED             YEAR ENDED
                                  DECEMBER 31,                DECEMBER 31,
                               2007          2006          2007          2006
                             --------      --------      --------      --------
Net loss ...............     $ (6,155)     $ (7,517)     $(25,764)     $(23,421)
Other (income)
  expense, net .........         (169)          533        (1,052)          280
Interest expense .......        4,250         2,075        10,765         7,476
Interest income ........         (977)         (245)       (1,298)         (792)
Depreciation,
  depletion,
  amortization,
  and accretion ........        5,186         3,637        16,526        15,363
                             --------      --------      --------      --------
EBITDA .................     $  2,315      $ (1,517)     $   (823)     $ (1,094)


NATIONAL COAL CORP.
PRODUCTION AND SALES
(Unaudited)
(Dollars/tons in thousands, except per ton data)

                                      THREE MONTHS ENDED          YEAR ENDED
                                         DECEMBER 31,            DECEMBER 31,
                                       2007        2006        2007        2006
                                     -------     -------     -------     -------
Tons produced ..................         519         285       1,351       1,329
Tons sold ......................         618         406       1,763       1,643
Total coal sales ...............     $33,838     $21,331     $91,943     $86,830
Average selling
  price per ton ................     $ 54.79     $ 52.54     $ 52.15     $ 52.84

Cost of sales ..................     $30,160     $21,086     $86,566     $79,354
Cost of sales per ton ..........     $ 48.80     $ 51.94     $ 49.10     $ 48.31


NATIONAL COAL CORP.
CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                               2007           2006
                                                           -----------    ------------
ASSETS
Current assets
Cash and cash equivalents ..............................   $  9,854,351   $  2,180,885
Accounts receivable ....................................      8,787,046      3,712,779
Inventory ..............................................      2,946,101      2,221,742
Prepaid and other current assets .......................      1,951,827        867,247
                                                           ------------   ------------
Total current assets ...................................     23,539,325      8,982,653

Assets held for sale ...................................           --          640,649
Property, plant, equipment and mine development, net ...    108,880,599     55,837,627
Deferred financing costs ...............................      6,669,703      2,856,534
Restricted cash ........................................     29,115,383     17,246,751
Other noncurrent assets ................................      1,049,991        427,516
                                                           ------------   ------------
Total assets ...........................................   $169,255,001   $ 85,991,730
                                                           ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Current maturities of long-term debt ...................   $ 15,453,230   $  4,720,671
Current installments of obligations under capital leases        157,062        351,668
Current portion of asset retirement obligations ........      1,310,344      1,378,967
Accounts payable and accrued expenses ..................     12,759,593     11,981,495
Total current liabilities ..............................     29,680,229     18,432,801

Long-term debt, less current maturities, net of discount    114,350,348     62,093,134
Obligations under capital leases, excluding current
installments ...........................................         74,688        321,071
Asset retirement obligations, excluding current portion       8,954,343      5,835,927
Deferred revenue .......................................      1,553,806      1,032,426
Other noncurrent liabilities ...........................      5,126,231        199,430
                                                           ------------   ------------
Total liabilities ......................................    159,739,645     87,914,789
                                                           ------------   ------------
Commitments and contingencies

Stockholders'   equity  (deficit)  Series  A
cumulative   convertible   preferred  stock,
$0.0001 par value;  1,611 shares authorized;
356.44   and   782.54   shares   issued  and
outstanding  at December  31, 2007 and 2006,
respectively ...........................................           --             --

Common stock,  $0.0001 par value, 80 million
shares authorized; 27,698,792 and 16,340,744
shares  issued and  outstanding  at December
31, 2007 and 2006, respectively ........................          2,770          1,634
Additional paid-in-capital .............................     83,309,703     42,049,703
Accumulated deficit ....................................    (73,797,117)   (43,974,396)
                                                           ------------   ------------
Total stockholders' equity (deficit) ...................      9,515,356     (1,923,059)
                                                           ------------   ------------
Total liabilities and stockholders' equity (deficit) ...   $169,255,001   $ 85,991,730
                                                           ============   ============

These consolidated financial statements should be read in conjunction with the notes to our consolidated financial statements including on our Form 10-K for the year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission.

NATIONAL COAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS


                                        (UNAUDITED)                        (UNAUDITED)
                                     THREE MONTHS ENDED                    YEAR ENDED
                                         DECEMBER 31,                     DECEMBER 31,
                                   2007              2006            2007             2006
                               -------------    -------------    -------------    -------------
REVENUES
Coal sales .................   $  33,837,897    $  21,344,261    $  91,942,750    $  86,830,095
Other revenue ..............         167,445          162,883          837,278          686,992
                               -------------    -------------    -------------    -------------
Total revenue ..............      34,005,342       21,507,144       92,780,028       87,517,087
                               -------------    -------------    -------------    -------------

EXPENSES
Cost of sales ..............      30,160,161       21,098,684       86,566,454       79,354,327
Depreciation, depletion,
amortization, and accretion        5,185,257        3,636,347       16,525,583       15,362,829
General and administrative .       1,710,848        1,926,206        7,036,524        9,257,241
                               -------------    -------------    -------------    -------------
Total operating expenses ...      37,056,266       26,661,237      110,128,561      103,974,397
                               -------------    -------------    -------------    -------------

OPERATING LOSS .............      (3,050,924)      (5,154,093)     (17,348,533)     (16,457,310)
                               -------------    -------------    -------------    -------------

OTHER INCOME (EXPENSE)
Interest expense ...........      (4,250,071)      (2,074,326)     (10,765,285)      (7,475,824)
Interest income ............         413,390          238,034        1,297,744          791,852
Other income (expense), net          731,970         (527,304)       1,051,711         (279,928)
                               -------------    -------------    -------------    -------------
Total other income (expense)      (3,104,711)      (2,363,596)      (8,415,830)      (6,963,900)
                               -------------    -------------    -------------    -------------

NET LOSS ...................      (6,155,635)      (7,517,689)     (25,764,363)     (23,421,210)
                               -------------    -------------    -------------    -------------

PREFERRED STOCK DIVIDEND ...         (56,154)        (289,942)        (398,891)      (1,029,933)

PREFERRED STOCK DEEMED
DIVIDEND ...................      (2,348,219)            --         (4,058,358)            --
                               -------------    -------------    -------------    -------------

NET LOSS ATTRIBUTABLE TO ...   $  (8,560,008)   $  (7,807,631)   $ (30,221,612)   $ (24,451,143)
COMMON SHAREHOLDERS
                               =============    =============    =============    =============

BASIC NET LOSS PER COMMON ..   ($       0.34)   ($       0.48)   ($       1.46)   ($       1.59)
SHARE

DILUTED NET LOSS PER COMMON    ($       0.34)   ($       0.48)   ($       1.46)   ($       1.59)
SHARE

WEIGHTED AVERAGE COMMON ....      24,878,656       16,254,530       20,680,015       15,346,799
SHARES

These consolidated financial statements should be read in conjunction with the notes to our consolidated financial statements including on our Form 10-K for the year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission.

NATIONAL COAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          2007            2006            2005
                                                                      ------------    ------------    ------------
Cash Flows from Operating Activities
Net loss ..........................................................   $(25,764,363)   $(23,421,210)   $ (6,791,171)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation, depletion, accretion and amortization ...............     16,525,583      15,362,829      10,107,723
Amortization of deferred financing costs ..........................      1,002,214         606,858         380,571
Amortization of notes discount ....................................        840,393         607,524            --
(Gain) loss on disposal of assets .................................     (1,122,541)         (1,346)         29,991
Gain on settlement of asset retirement obligations ................           --           (60,425)           --
Loss on extinguishment of debt ....................................         50,719           1,187          58,380
Loss from joint venture ...........................................         41,977            --              --
Non-cash compensation
Stock options expense .............................................      1,002,503       2,235,224         812,733
Related party stock option expense ................................        434,493            --              --
Issuance of stock in lieu of payment for services .................        531,500            --              --
Changes in operating assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable ........................      2,376,910        (783,044)       (838,037)
Increase in inventory .............................................       (687,674)     (1,803,628)       (153,241)
Increase (decrease) in prepaid and other ..........................       (637,466)       (746,967)        367,024
(Decrease) increase in accounts payable and accrued expenses ......     (2,835,804)      5,058,209       2,259,030
Increase in deferred revenue ......................................        521,379           6,900         150,000
Decrease in other assets ..........................................         67,671            --              --
Increase in other liabilities .....................................         55,338         192,654           6,776
Settlement of asset retirement obligations ........................       (542,545)     (1,090,004)       (349,950)
                                                                      ------------    ------------    ------------
Net cash flows (used in) provided by operating activities .........     (8,139,713)     (3,835,239)     (6,039,829)
                                                                      ------------    ------------    ------------

Cash Flows from Investing Activities
Acquisition, net of cash acquired .................................    (58,644,617)           --              --
Investment in joint venture .......................................       (156,800)           --              --
Capital expenditures ..............................................     (4,359,850)    (24,747,790)    (17,806,274)
Proceeds from sales of equipment and mine development, net ........      2,550,935       8,414,560       1,265,410
Increase in restricted cash .......................................    (10,169,032)     (9,923,728)     (2,748,398)
Increase in prepaid royalties .....................................         (6,164)       (106,585)       (184,000)
                                                                      ------------    ------------    ------------
Net cash flows used in investing activities .......................    (70,785,528)    (26,363,543)    (19,473,262)
                                                                      ------------    ------------    ------------

Cash Flows from Financing Activities
Proceeds from issuance of stock ...................................     35,798,647         897,018              98
Proceeds from exercise of warrants and options ....................           --         2,657,622         792,779
Proceeds from issuance of notes ...................................     60,441,077       2,623,285      70,322,343
Proceeds from borrowings from Term Loan Credit Facility ...........      2,000,000       8,000,000            --
Repayments of notes payable .......................................     (5,518,091)     (4,039,764)    (23,388,017)
Repayments of capital leases ......................................       (740,608)     (2,325,870)     (4,765,540)
Payments for deferred financing costs .............................     (3,440,707)       (504,726)     (3,339,237)
Dividends paid ....................................................       (239,458)       (362,886)     (1,057,678)
Payment of cash to induce conversion of preferred stock ...........     (1,702,153)           --              --
                                                                      ------------    ------------    ------------
Net cash flows provided by financing activities ...................     86,598,707       6,944,679      38,564,748
                                                                      ------------    ------------    ------------

NET (DECREASE) INCREASE IN CASH ...................................      7,673,466     (23,254,103)     25,131,315
Cash and Cash Equivalents at Beginning of Year ....................      2,180,885      25,434,988         303,673
                                                                      ------------    ------------    ------------
Cash and Cash Equivalents at End of Year ..........................   $  9,854,351    $  2,180,885    $ 25,434,988
                                                                      ============    ============    ============


NATIONAL COAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Supplemental Cash Flow Information
Cash paid during the period for
interest ............................   $ 9,381,725   $ 6,123,336   $ 2,825,233
Non-cash investing and financing:
Preferred stock dividends converted
to common stock .....................       162,004        56,570        18,198
Equipment acquired via capital lease        248,900       833,827     2,729,366
Equipment acquired via installment
purchase obligations and notes
payable .............................     4,914,339     1,758,404          --
Asset retirement obligations
acquired, incurred, and recosted ....        44,080       661,027          --
Common shares issued in lieu of
dividend for dividend adjustment ....          --          65,316          --
Beneficial conversion feature .......       988,173          --          66,972
Constructive dividends ..............     1,368,031          --         (66,972)
Issuance of warrants ................     1,374,676          --       4,258,548


These consolidated financial statements should be read in conjunction with the notes to our consolidated financial statements including on our Form 10-K for the year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission.